Exhibit 16.0	Letter of Concurrence From Beard Miller Company LLP Regarding Change in Certifying Accountant

October 5, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Commercial National Financial Corporation (the “Corporation”). We have read the Corporation’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Corporation’s Current Report on Form 8-K dated October 5, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Beard Miller Company LLP
Pittsburgh, Pennsylvania